(to be effective upon

completion of this offering)

Exhibit 10.32

FIVE BELOW, INC.

COMPENSATION POLICY FOR NON-EMPLOYEE DIRECTORS

(Effective [    ], 2012)

1. ANNUAL CASH AND STOCK COMPENSATION

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Eligible Directors: Each member of the Company’s Board of Directors (the “Board”) who is not an employee of the Company (a “Non-Employee Director”) and who is not affiliated with Advent International Corporation or LLR Partners Inc.

•	Annual Cash Retainer. Commencing with the fiscal quarter in which the Company’s initial public offering (the “IPO”) closes, each eligible director shall receive $40,000 paid quarterly in arrears.

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Additional Annual Retainers for Chairs of Committees who are Eligible Directors: $15,000 for the Audit Committee and the Compensation Committee and $10,000 for the Nominating and Corporate Governance Committee, in each case paid quarterly in arrears together with the annual retainer for all eligible directors.

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Stock in lieu of Retainers: Prior to the end of the fiscal quarter with respect to which such cash retainer relates, an eligible director may elect, in lieu of the cash retainer, to receive fully vested shares of the Company’s common stock (“Shares”) having a Fair Market Value (as such term is defined under the Five Below, Inc. Amended and Restated Equity Incentive Plan (the “Plan”)) equal to the amount of the foregone retainer for such period. Any such elected Shares will be delivered on or about the last day of the fiscal quarter with respect to which the foregone cash retainer relates. Any fractional Shares will be paid in cash.

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Annual Equity Award. Commencing on the date on which the Company’s IPO closes and then annually at each subsequent annual meeting of shareholders, each eligible director will receive a restricted stock award for Shares having a Fair Market Value equal to $60,000 issued under the Plan and subject to an award agreement (an “Award Agreement”). Subject to such director’s continued service with the Company, each award shall vest in full at the next annual meeting of shareholders. Such vesting may be accelerated upon certain events as provided in an Award Agreement.

2. EXPENSE REIMBURSEMENT - Each Non-Employee Director will be reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings and other Board related activities in accordance with the Company’s plans or policies as in effect from time to time1.

3. AMENDMENT AND TERMINATION - This Policy may be amended or terminated by the Board at any time.

[1]

To the extent that any such reimbursements constitute compensation, (i) such amount shall be reimbursed no later than December 31 of the year following the year in which the expense was incurred, (ii) such amount shall not affect the amount of compensatory expense reimbursements in any subsequent year, and (iii) the right to such reimbursement shall not be subject to liquidation or exchange for any other benefit.